Exhibit 99.1

ThermoGenesis Holdings Announces 2020 Year End Financial Results and Provides Corporate Update

Strengthened Balance Sheet, Ending 2020 With $7.2 Million in Cash, a 127% Increase Over the Prior Year

Conference Call to be Held Today at 1:30 p.m. PT/4:30 p.m. ET

RANCHO CORDOVA, Calif., March 17, 2021 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today reported financial and operating results for the year ended December 31, 2020 and provided a corporate strategic update.

Key 2020 and Subsequent Achievements:

●

On February 17, 2021, the Company began its 35th year of operation and announced the alignment of its future corporate strategy by offering cell processing systems and services to meet the large-scale manufacturing needs for the growing number of cell and gene therapies anticipated to be developed over the next decade, including CAR-T cell therapy.

●

On February 3, 2021, the Company completed the development process of its new PXP®-LAVARE System and submitted a Letter to File with an updated device listing to the U.S. Food and Drug Administration (FDA). The PXP-LAVARE is a GMP compliant automated cell processing system that allows for fast, automated, and reliable cell washing. It is an optional cell reformation accessory designed for use along with the PXP®-1000 System, a 510(k) Class II medical device designed for isolating various cellular components from blood.

●	On June 29, 2020, the Company was added to Russell Microcap® Index.

●

On June 23, 2020, Corning Incorporated’s Life Sciences Division began the commercial launch of ThermoGenesis’ X-SERIES® cell processing platform under ThermoGenesis and the Corning® dual brand as part of the previously announced global distribution agreement.

●	On March 27, 2020, the Company closed a $3.5 million registered direct offering of common stock.

“During 2020, we remained focused on our core business, providing tools and services for the cell and gene therapy markets,” stated Chris Xu, Ph.D., Chief Executive Officer of ThermoGenesis. “We are committed to the expansion of our brand, especially within immuno-oncology and aim to not only continue providing improvements and new accessories for our CAR-TXpress™ platform, but also intend to offer customers a one-stop shop with cell-based contract development and manufacturing (CDMO) services, as well. According to industry sources, there are over 1,000 cell and gene therapy trials currently under way and the industry could see numerous cell therapy approvals in the coming years, making it more important than ever to ensure companies can rely on the manufacturing of high-quality, clinical-grade cell therapies at commercial scale. With that in mind, ThermoGenesis intends to utilize its high efficiency, semi-automated CAR-TXpress™ platform to help provide these groundbreaking treatments to as many patients as possible.”

Dr. Xu continued, “To address the industry’s ever-growing needs, in early 2021, we were pleased to introduce the PXP-LAVARE System, an optional cell reformation accessory for our cutting edge, FDA-cleared PXP-1000, which is used for downstream cGMP compliant clinical manufacturing of cell-based therapeutics, such as CAR-T cells. Also, of note, in mid-2020, was the implementation of our global distribution agreement with Corning Life Sciences to distribute our X-SERIES cell processing platform. We continue to explore opportunities to co-develop, in-license and acquire additional innovative products and solutions which would be synergistic with our current portfolio.”

Jeff Cauble, Chief Financial Officer of ThermoGenesis, added, “In 2020, we significantly bolstered our balance sheet, ending the year with approximately $7.2 million in cash. While our revenues were impacted by the global pandemic, we expect sales within our core business line to return to their prior levels once the health emergency subsides.”

Financial Results for the Year Ended December 31, 2020

Net revenues. Net revenues for the year ended December 31, 2020 were $9.7 million compared to $13.0 million for the year ended December 31, 2019, a decrease of $3.3 million or 25%. The decrease was driven by AXP® disposable sales, which declined by approximately $1.7 million, with approximately 1,000 fewer cases sold in 2020 as compared to 2019. The primary reason for the decrease was the COVID-19 pandemic, which had a significant impact on the cord blood industry, with fewer cord blood units being stored globally after the start of the pandemic. The pandemic also caused other problems with some domestic customers opting to utilize existing safety stock at the start of the pandemic in lieu of placing new orders, to minimize on-site workers. Internationally, customs delays led some customers to temporarily switch to manual processing due to the long wait to clear products through customs departments with reduced staffing. AXP® device sales decreased by approximately $0.9 million in 2020 as compared to 2019 due to one-time revenues in 2019 from customers converting to the Company’s new generation AXP® II devices. The Company also had a decrease of approximately $0.9 million in BioArchive® sales, primarily due to two fewer devices being sold and lower service revenue in 2020 as compared to 2019. Partially offsetting these decreases was an increase of approximately $0.3 million in CAR-TXpress revenue driven by $0.2 million more recognized in 2020 from the exclusivity fee paid by the Company’s X-SERIES distributor in 2019 and other revenue which increased by approximately $0.3 million primarily due to antibody testing kits sold in 2020.

Gross profit. Gross profit was $1.3 million, or 13% of net revenues, for the year ended December 31, 2020 compared to $5.7 million, or 44% of net revenues, for the year ended December 31, 2019, a decrease of $4.4 million, or 78%. The decrease was primarily due to an inventory disposition expense of approximately $2.8 million for the remaining inventory of COVID-19 testing kits purchased from ImmuneCyte and a $0.5 million increase in inventory reserves driven by X-Series disposables. The remainder of the decrease was driven by reduced gross profit of approximately $1.2 million from lower AXP® device and disposable sales.

Sales and marketing expenses. Sales and marketing expenses were $1.9 million for the year ended December 31, 2020, as compared to $1.7 million for the year ended December 31, 2019, an increase of $0.3 million or 18%. The increase was driven by approximately $0.2 million more in salaries and benefits and approximately $0.1 million in additional consulting expenses for the new marketing firm the Company engaged in 2020.

Research and development expenses. Research and development expenses were $2.5 million for the year ended December 31, 2020, compared to $2.4 million for the year ended December 31, 2019, an increase of $0.1 million or 3%. The increase was driven primarily by approximately $0.1 million more in spending for project expenses in 2020, offset by a decrease in salaries and benefits of approximately $35,000.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2020 were $5.7 million, compared to $6.4 million for the year ended December 31, 2019, a decrease of $0.6 million or 10%. The decrease was driven by a settlement expense of $1.4 million related to the Mavericks lawsuit in 2019, partially offset by approximately $0.4 million in accrued expenses related to the Company’s employee short-term incentive program, approximately $0.3 million more in stock compensation expense related to awards granted in 2020 to Executives and Directors and approximately $0.1 million more in corporate insurance expense.

Interest Expense. Interest expense increased to $7.9 million for the year ended December 31, 2020 as compared to $4.5 million for the year ended December 31, 2019, a difference of $3.4 million. The increase was driven by the accelerated expense of the unamortized debt discount of $2.5 million for the beneficial conversion feature associated with the portions of the Revolving Credit Agreement with Boyalife Asset Holding II, Inc. which were converted during the first quarter of 2020. The remainder of the increase was driven by additional interest expense and amortization of the debt discount of approximately $0.8 million related to the Revolving Credit Agreement with Boyalife Asset Holding II, Inc.

Loss on Extinguishment of Debt: The Company recorded a loss of extinguishment of debt of $0 for the year ended December 31, 2020 as compared to $0.8 million for the year ended December 31, 2019. The recorded loss of extinguishment of debt in 2019 was due to the extinguishment of an unsecured note payable to an accredited investor.

Net loss. For the year ended December 31, 2020, the Company reported a comprehensive loss attributable to common stockholders of $16.3 million, or ($2.60) per share, based on approximately 6.3 million weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $9.5 million, or ($3.36) per share, based on approximately 2.8 million weighted average basic and diluted common shares outstanding for the year ended December 31, 2019.

Adjusted EBITDA. In addition to the results reported under US GAAP, the Company also uses a non-GAAP measure, Adjusted EBITDA, to evaluate operating performance and to facilitate the comparison of our historical results and trends. The Company uses the metric to determine operational cash flow. Adjusted EBITDA loss for the year ended December 31, 2020 was $7.3 million, as compared to a loss of $3.3 million for the year ended December 31, 2019, an increase of $4.0 million or 119%. The increase in the adjusted EBITDA loss was primarily due to an inventory disposition expense of approximately $2.8 million for the remaining inventory of COVID-19 testing kits purchased from ImmuneCyte and a $0.5 million increase in inventory reserves driven by X-SERIES disposables. The year ended December 31, 2020 also had reduced gross profit of approximately $1.2 million due to lower sales and approximately $0.5 million more in salaries and benefits. These increases were partially offset by a settlement expense of $1.4 million related to the Mavericks lawsuit in 2019. A reconciliation of adjusted EBITDA loss to net loss is set forth below.

Liquidity and Capital Resources. At December 31, 2020, the Company had cash and cash equivalents totaling $7.2 million, compared with $3.2 million at December 31, 2019. Working capital improved to $9.2 million at December 31, 2020 as compared to $2.8 million at December 31, 2019.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PT/4:30 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A webcast replay will also be available on ThermoGenesis’ website for three months, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’ Form 10-K for the year ended December 31, 2020.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$7,161,000	$3,157,000
Restricted cash	--	1,000,000
Accounts receivable, net	1,382,000	1,278,000
Inventories	5,877,000	3,484,000
Prepaid expenses and other current assets	878,000	602,000
Total current assets	15,298,000	9,521,000

Inventories, non-current	1,221,000	340,000
Equipment and leasehold improvements, net	1,424,000	2,028,000
Right-of-use operating lease assets, net	730,000	859,000
Goodwill	781,000	781,000
Intangible assets, net	1,358,000	1,467,000
Other assets	48,000	218,000
Total assets	$20,860,000	$15,214,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,366,000	$1,447,000
Other current liabilities	4,777,000	5,238,000
Total current liabilities	6,143,000	6,685,000

Long-term liabilities	8,847,000	7,613,000

Total ThermoGenesis Holdings, Inc. stockholders’ equity	5,800,000	386,000

Noncontrolling interests	70,000	530,000
Total liabilities and equity	$20,860,000	$15,214,000

ThermoGenesis Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Year Ended December 31,
	2020	2019

Net revenues	$9,744,000	$13,047,000
Cost of revenues	8,485,000	7,351,000
Gross profit	1,259,000	5,696,000

Expenses:
Sales and marketing	1,948,000	1,656,000
Research and development	2,477,000	2,396,000
General and administrative	5,729,000	6,377,000
Total operating expenses	10,154,000	10,429,000

Loss from operations	(8,895,000)	(4,733,000)

Other income (expense):
Interest expense	(7,908,000)	(4,479,000)
Fair value change of derivative instruments	--	1,000
Loss on extinguishment of debt	--	(840,000)
Loss on equity method investments	(13,000)	(15,000)
Other income (expense)	5,000	(33,000)
Total other income (expense)	(7,916,000)	(5,366,000)

Net loss	$(16,811,000)	$(10,099,000)

Loss attributable to noncontrolling interests	(460,000)	(602,000)
Net loss attributable to common stockholders	$(16,351,000)	$(9,497,000)

ThermoGenesis Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net cash used in operating activities	$(14,393,000)	$(3,260,000)

Cash flows from investing activities:
Capital expenditures	(23,000)	(182,000)
Net cash used in investing activities	(23,000)	(182,000)
Cash flows from financing activities:
Proceeds from long-term debt	4,287,000	1,800,000
Proceeds from convertible promissory note-related party	--	1,513,000
Payments on finance lease obligations	(33,000)	(24,000)
Proceeds from sale of common stock, net	10,839,000	756,000
Proceeds from exercise of warrants and pre-funded warrants	1,683,000	154,000
Proceeds from note payable	646,000	--
Net cash provided by financing activities	17,422,000	4,199,000

Effects of foreign currency rate changes on cash and cash equivalents	(2,000)	--
Net increase in cash, cash equivalents and restricted cash	3,004,000	757,000

Cash, cash equivalents and restricted cash at beginning of period	4,157,000	3,400,000
Cash, cash equivalents and restricted cash at end of period	$7,161,000	$4,157,000

ThermoGenesis Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(Unaudited)

	Year Ended December31,
	2020	2019
Net loss	$(16,811,000)	$(10,099,000)

Deduct:
Interest expense	(7,908,000)	(4,479,000)
Loss on extinguishment of debt	--	(840,000)
Fair value change of derivative instruments and other	5,000	(32,000)
Loss on equity method investments	(13,000)	(15,000)
Loss from operations	$(8,895,000)	$(4,733,000)

Add:
Depreciation and amortization	742,000	805,000
Stock-based compensation expense	880,000	614,000
Adjusted EBITDA	$(7,273,000)	$(3,314,000)

The Company defines adjusted EBITDA as income (or loss) from operations less, depreciation, amortization, stock compensation and impairment of intangible assets.